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                                                                     Exhibit D-1

                            COMMONWEALTH OF VIRGINIA
                          STATE CORPORATION COMMISSION

                                                  AT RICHMOND, December 19, 1996


APPLICATION OF

DELMARVA POWER AND LIGHT COMPANY                     CASE NO. PUF960022

For authority to incur
short-term indebtedness


                            ORDER GRANTING AUTHORITY

         On November 25, 1996, Delmarva Power and Light Company ("Applicant" or the "Company") filed an application under Chapter 3 of Title 56 of the Code of Virginia for authority to issue up to $275,000,000 of short-term debt through December 31, 1999. The proposed amount of short-term debt is in excess of 12% of capitalization as defined in Section 56-65.1. Applicant paid the requisite fee of $250. Delmarva currently has authority to incur up to $150,000,000 of short-term debt through December 31, 1996, under Commission Order dated December 17, 1993, in Case No. PUF930059.

         Applicant intends to issue the proposed short-term debt through commercial paper and unsecured loans. Applicant states that the funds will be used to meet temporary working capital requirements and as interim or bridge financing for long-term capital requirements and for other proper corporate purposes.

         THE COMMISSION, upon consideration of the application and having been advised by Staff, is of the opinion and finds that approval of the application will not be detrimental to the public interest. Accordingly,
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IT IS ORDERED THAT:

1. The authority granted in Case No. PUF930059 is hereby terminated and superseded by the authority granted herein.

2. Applicant is hereby authorized to issue short-term debt in excess of 12% capitalization in an aggregate amount outstanding not to exceed $275,000,000 at any one time through the period ending December 31, 1999, under the terms and conditions and for the purposes set forth in the application.

3. Applicant shall file a Report of Action on or before January 31, 1997, January 31, 1998, January 31, 1999, and January 31, 2000, for each preceding year regarding short-term debt financing to include the amount, issuance and maturity dates, and interest rate of each issue along with information concerning the average monthly balance, the maximum aggregate amount outstanding each month, use of the proceeds, and any expenses, commissions or fees paid in connection with short-term debt.

4. This matter shall be continued, subject to the continuing review, audit, and appropriate directive of the Commission.

         AN ATTESTED COPY hereof shall be sent to Applicant, to the attention of Christie Day Leiser, Senior Counsel, P.O. Box 231, Wilmington, Delaware 19899; and to the Division of Economics and Finance of the Commission.